Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Form 8-K of Akerna Corp. of our report dated March 14, 2019 with respect to our audits of the financial statements of MTech Acquisition Corp. as of December 31, 2018 and 2017 and for the year ended December 31, 2018 and for the period from September 27, 2017 (inception) through December 31, 2017, which report includes an explanatory paragraph as to the ability of MTech Acquisition Corp. to continue as a going concern.

/s/ Marcum LLP

Marcum LLP

New York, NY

June 21, 2019